EXHIBIT 10.1

FRE 408 SETTLEMENT COMMUNICATION MAY BE FILED WITH MOTION TO APPROVE SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT

In order to fully and finally resolve any and all disputes under, concerning or arising out of or related to, in any way, and to satisfy, waive and release any and all claims, if any, related to: (i) the debtor in possession financing agreements between Xybernaut Corp. and Xybernaut Solutions, Inc. (together, “Xybernaut” or the “Debtors”), on the one hand, and LC Capital Master Fund, Ltd. (“LC Fund”), on the other hand (the “Existing DIP Loan Documents”) and the order of the Bankruptcy Court entered October 27, 2005 approving the Existing DIP Loan Documents (the “DIP Order”); (ii) the replacement debtor in possession financing from East River Capital (the “Replacement DIP Facility”); (iii) the Official Committee of Equity Security Holders’ (the “Equity Committee”) objection/cross-motion to the Debtors’ request to approve the amendments to the Existing DIP Loan Documents (including any other documents filed by the Equity Committee in connection therewith, the “Equity Committee Objection/Motion”); and (iv) the Debtors’ complaint against LC Fund filed with the Bankruptcy Court on March 24, 2006 (including any other documents and motions filed by the Debtors in connection therewith or related thereto, the “Complaint”), the Debtors, the Official Committee of Unsecured Creditors (the “Creditors Committee”), the Equity Committee and LC Fund agree to the following, which agreement represents a fair compromise and resolution for good and valuable consideration of the issues addressed herein, which agreement shall promptly be presented to the Bankruptcy Court for approval:

A)	On Monday, April 3, 2006, the Debtors shall irrevocably pay to LC Fund, by wire transfer of good funds, $100,000 in respect of LC Fund’s expenses, including legal fees and expenses, which the parties hereto agree are reasonable and due and owing under the Existing DIP Loan Documents;

B)	On the earlier of April 26, 2006 or the second business day after final approval of the Replacement DIP Facility, the Debtors shall irrevocably pay to LC Fund, by wire transfer of good funds, $300,000 in respect of LC Fund’s expenses, including legal fees and expenses, which the parties hereto agree are reasonable and due and owing under the Existing DIP Loan Documents, and any amount in excess of such expenses shall be in consideration of the concessions made by LC Fund herein;

C)	The Debtors shall pay to LC Fund 2.5% of all gross sale proceeds from the sale of the Debtors’ assets or their businesses, in whole or in part, in excess in the aggregate of $5 million and up to $10 million and 3.5% of any gross sale proceeds in excess of $10 million (the “Senior Secured Sale Proceeds Interest”); the Senior Secured Sale Proceeds Interest shall be a senior secured lien right of LC Fund and shall be payable whether the sale(s) were conducted under 11 USC § 363, through or under a chapter 11 plan, under state law foreclosure rules or any other mechanism that would transfer ownership or control of the Debtors’ assets in a manner that would satisfy the claims of East River Capital under the Replacement DIP Facility; this right shall continue though and including one year after confirmation of a chapter 11 plan or plans for Xybernaut;

D)	The Equity Committee shall withdraw with prejudice the Equity Committee Objection/Motion, as defined above, promptly after entry of the order approving this settlement agreement;

E)	The Debtors shall withdraw with prejudice the Complaint, as defined above, promptly after entry of the order approving this settlement agreement;

F)	LC Fund will withdraw with prejudice its Notice of Appeal of the order approving the Replacement DIP Facility and any related motions, promptly after entry of the order approving this settlement agreement;

G)	With respect to the Stipulation and Order entered by the Bankruptcy Court on March 28, 2006, among the Debtors, the Creditors Committee and the Equity Committee that provided for certain rights to the general unsecured creditors, the parties thereto shall execute, file and request the Court to enter a superseding Stipulation and Order that does not refer to LC Fund except solely to identify the Existing DIP Facility and DIP Order;

H)	Full releases substantially in the form appended hereto shall be exchanged upon the execution hereof by the Debtors and the Official Committee, on the one hand, and LC Fund, on the other hand;

I)	The Debtors and their Investment Bankers shall promptly submit to LC Fund affidavits that there are no offers for or expressions of interest in, whether written or oral, the Debtors’ assets or businesses other than as has been already fully disclosed to LC Fund and are set forth in such affidavits;

J)	The form of settlement order and motion to approve this settlement shall be reasonably satisfactory to LC Fund and the other parties hereto and the settlement order shall contain findings from the Bankruptcy Court that this settlement has been negotiated in good faith and at arms-length and that it is a fair full and final settlement of all issues as between the parties (excluding only the parties’ rights created herein);

K)	No press releases shall be issued by any party without the approval of LC Fund without LC Fund’s approval of the contents thereof to the extent, and insofar as, they directly or indirectly refer or relate to LC Fund and no disparaging comments will be made by any party hereto with respect any other party hereto concerning the matters addressed herein; subject to the foregoing, the Debtors shall use commercially reasonable efforts to provide LC Fund with an advance copy of, and opportunity to comment on, filings with the SEC that the Debtors by law are required to make that directly or indirectly refer or relate to LC Fund;

L)	Upon the Bankruptcy Court’s entry of an order approving this settlement in full, the parties shall immediately and without delay take the actions described in paragraphs D, E and F above;

M)	All parties hereto will fully and in good faith support the Bankruptcy Court’s approval of (i) this settlement and (ii) the Replacement DIP Facility;

N)	Should between the time of full execution hereof and the Bankruptcy Court’s approval hereof any party hereto violate its agreements hereunder and/or disavow this agreement or seek to preclude the Bankruptcy Court’s approval hereof, it shall be responsible for any other party’s fees and expenses, including legal fees and expenses, incurred as a result thereof;

O)	Upon the Court’s entry of a final order approving this settlement agreement, the Existing DIP Facility and the DIP Order shall be of no further force or effect, such that neither the Debtors nor LC Fund shall have any further rights or obligations thereunder, including, by way of example, that LC Fund shall have no further funding obligations and shall have no rights to receive warrants under a reorganization plan. The parties’ rights and obligations to one another on and after such time shall be solely as set forth herein, in the order approving this settlement agreement, and the releases;

P)	This settlement agreement expires at 5:00 p.m. est April 7, 2006, should the Court not have entered an Order approving the settlement agreement by that time, unless the parties agree in writing to extend such deadline; provided, however, that the time of expiration will automatically extend to 5:00 p.m. est April 11, 2006 if the hearing on the Replacement DIP Facility and the Equity Committee Objection/Motion is adjourned to April 26, 2006; and

Q)	Upon (i) full execution hereof and the general releases appended hereto (which shall be effective upon the Court’s approval of the settlement agreement), (ii) the filing by the Debtors, with the express consent and support of the parties hereto, with the Bankruptcy Court on April 3, 2006 of an expedited motion (seeking an immediate hearing, the week of April 3, 2006, if at all possible) and order to approve the settlement embodied herein, and (iii) LC Fund’s receipt of the payment described in paragraph A and the affidavits required under paragraph I, the parties agree that all deadlines in the agreed Scheduling Order and deadlines with respect to the Complaint, are extended by seven (7) calendar days, except that the deadlines in paragraph 10 and 11 of the agreed Scheduling Order with respect to exhibit lists, exhibits and witness lists and objections thereto shall remain the same.

Counsel for each party executing this Settlement Agreement represents that he/she has the authority to do so and bind his/her client.

FULLY AGREED this 31st day of March, 2006:

XYBERNAUT CORP.
XYBERNAUT SOLUTIONS, INC.
By Counsel

/s/ Thomas Cabaniss
By: Thomas Cabaniss, Esq.

THE OFFICIAL COMMITTEE OF
EQUITY SECURITY HOLDERS
By Counsel

/s/ Kevin O’Donnell
By: Kevin O’Donnell, Esq.

THE OFFICIAL COMMITTEE OF
UNSECURED CREDITORS
By Counsel

/s/ David W. Carickhoff, Jr., Esq.
By: Michael Schaedle, Esq.

LC CAPITAL MASTER FUND, LTD.
By Counsel

/s/ John Ashmead

By: John Ashmead, Esq.RELEASE

Effective upon the Bankruptcy Court’s entry of an Order approving (the “Approval Order”) the Settlement Agreement, dated March 31, 2006, attached hereto (the “Settlement Agreement”), LC Capital Master Fund, Ltd. (“LC Fund”), its subsidiaries and affiliates, successors and assigns, and any other person that claims or might claim through, on behalf of, or for the benefit of any of the foregoing (collectively, the “LC Fund Releasors”) hereby irrevocably and unconditionally, fully, finally and forever waive, release, acquit and discharge Xybernaut Corp. and Xybernaut Solutions, Inc. (the “Debtors”), the Official Committee of Unsecured Creditors, and the Official Committee of Equity Security Holders and each of their past or present parents, subsidiaries, affiliates, directors, officers, employees, and their successors and assigns (collectively, the “Debtor/Committee Releasees”) from any and all claims, demands, rights, liabilities, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, known or unknown (including unknown claims), whether asserted or unasserted, which the LF Fund Releasors, or any of them, or anyone claiming through them, on their behalf or for their benefit have or may have or claim to have, now or in the future, against any Debtor/Committee Releasee that are based upon, relate to, or arise out of or in connection with any claim, act, fact, transaction, occurrence, statement, or omission in connection with any transaction or business dealing between LC Fund and the Debtors. Specifically excluded from this release are any rights and obligations created under the Settlement Agreement or Approval Order.

LC CAPITAL MASTER FUND, LTD.

By:

RELEASE

Effective upon the Bankruptcy Court’s entry of an Order approving (the “Approval Order”) the Settlement Agreement, dated March 31, 2006, attached hereto (the “Settlement Agreement”), Xybernaut Corp. and Xybernaut Solutions, Inc. (the “Debtors”), each of their subsidiaries and affiliates, successors and assigns, the Official Committee of Unsecured Creditors, and the Official Committee of Equity Holders, and any other person that claims or might claim through, on behalf of, or for the benefit of any of the foregoing (collectively, the “Debtor/Committee Releasors”) hereby irrevocably and unconditionally, fully, finally and forever waive, release, acquit and discharge LC Capital Master Fund, Ltd. (the “LC Fund”), its past or present parents, subsidiaries, affiliates, directors, officers, employees, and its successors and assigns (collectively, the “LC Fund Releasees”) from any and all claims, demands, rights, liabilities, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, known or unknown (including unknown claims), whether asserted or unasserted, which the Debtor/Committee Releasors, or any of them, or anyone claiming through them, on their behalf or for their benefit have or may have or claim to have, now or in the future, against any LC Fund Releasee that are based upon, relate to, or arise out of or in connection with any claim, act, fact, transaction, occurrence, statement, or omission in connection with any transaction or business dealing between LC Fund and the Debtors. Specifically excluded from this release are any rights and obligations created under the Settlement Agreement or Approval Order.

XYBERNAUT CORP.
XYBERNAUT SOLUTIONS, INC.

By: Perry L. Nolen
Chief Executive Officer

THE OFFICIAL COMMITTEE OF
EQUITY SECURITY HOLDERS

By:
[Its Counsel]

THE OFFICIAL COMMITTEE OF
UNSECURED CREDITORS

By:
[Its Counsel]